EXHIBIT 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
Teri List-Stoll (“List-Stoll”) has been employed by Kraft Foods Group, Inc. (“Kraft”) as Executive Vice President and Chief Financial Officer, in Northfield, Illinois. List-Stoll’s employment relationship with Kraft is ending, and Kraft has offered List-Stoll benefits as set forth in this Agreement, certain of which benefits are greater than what List-Stoll is entitled to receive. List-Stoll has accepted Kraft’s offer. Therefore, List-Stoll and Kraft both agree and promise as follows:
1.Effective February 28, 2015, List-Stoll shall cease to serve as Executive Vice President and Chief Financial Officer. From March 1, 2015 through May 31, 2015 or an earlier date agreed upon by the parties, List-Stoll will serve as a non-executive employee of Kraft with the title of Senior Advisor to assist in the transition of her duties and consult with Kraft regarding any matters related to her job duties. List-Stoll’s last day of work at Kraft will be the earlier of May 31, 2015 or the date agreed upon by the parties, and her employment with Kraft will terminate on that date (“Termination Date”). Kraft will pay a lump sum equivalent to twelve (12) months of her salary less any amounts she is paid as a Senior Advisor (such that the cumulative total of the Senior Advisor pay and the lump-sum payment will be twelve (12) months), within sixty (60) days of the Termination Date, less applicable deductions.

Pursuant to Internal Revenue Code Sec. 409A, List-Stoll will be deemed to have incurred a separation from service on February 28, 2015. List-Stoll is a “Key Employee” for purposes of Code Section 409A; accordingly, the non-grandfathered portion of her Supplemental Thrift Plan benefits are required to be delayed six (6) months following February 28, 2015. Therefore, the non-grandfathered portion of List-Stoll’s Supplemental Thrift Plan benefits will be paid no earlier than August 28, 2015, with the specific date of distribution to be determined in accordance with the terms of the Supplemental Thrift Plan.

2.     List-Stoll’s medical, dental, life and any optional protection program benefits will end on the Termination Date. List-Stoll will not be eligible to participate in the Kraft Thrift 401(k) Savings Plan, the Kraft Disability Plan (including both short-term and long-term disability coverage), or business travel accident coverage after February 28, 2015. List-Stoll will receive a payment within 60 days of the Termination Date intended to help pay for six (6) months of medical coverage under COBRA less any months she had Kraft employee medical coverage as a Senior Advisor (such that the cumulative total of medical coverage as a Senior Advisor and payment for medical coverage under COBRA will be six (6) months). The lump sum payment will be calculated based on 100% of the current cost of COBRA for List-Stoll’s current medical plan coverage effective on the Termination Date. This lump sum payment is taxable and is subject to applicable income and employment taxes and withholding.

3.    List-Stoll will be paid for any unused 2015 PTO days (which includes any 2014 PTO days carried over to 2015 under Kraft policy), less applicable deductions, to be paid within sixty (60) days after the Termination Date.

4.     List-Stoll will receive a 2014 Management Incentive Plan (“MIP”) payment in accordance with the terms of the plan. The 2014 MIP payment, less any required deductions, shall be paid in accordance with List-Stoll’s previously elected deferrals under the Management Stock Purchase Plan (“MSPP”) and the cash portion of the MIP shall be paid at the same time MIP payments are paid to other MIP participants, but in any event no later than March 15, 2015. List-Stoll will also receive a pro-rated 2015 MIP payment for the period of January 1, 2015 through February 28, 2015 to be paid at List-Stoll’s individual target percentage. This MIP payment, less required deductions, will be made within ninety (90) days after the Termination Date. List-Stoll will not receive any other MIP payments.

5.    List-Stoll will receive a prorated 2014-2016 Performance Share award for 14 months based on actual business results approved by the Compensation Committee of the Board of Directors on the regularly scheduled date in Q1 2017. Applicable tax withholding (and any other withholding payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from List-Stoll’s Performance Share award. Such net shares will be delivered to List-Stoll at the same time as active employees’ 2014-2016 Performance Share awards. List-Stoll will not receive any other Performance Share awards and/or payments.

6.    List-Stoll’s outstanding stock options and restricted stock unit awards will continue to vest in accordance with their terms through the Termination Date. List-Stoll will be entitled to exercise any vested outstanding stock options that she holds as of the Termination Date until the earlier of November 30, 2016 or the time in which the original stock option award expires, pursuant to the terms of the applicable award.
List-Stoll’s unvested Stock Sign-On Incentives as outlined in her offer letter dated July 12, 2013 (signed on July 17, 2013) will continue to vest in accordance with their original vesting schedules. For outstanding stock options that vest after the Termination Date, List-Stoll will be entitled to exercise these awards the earlier of 12 months after the applicable vesting date or the time in which the original stock option award expires, pursuant to the term of the applicable award.
Applicable tax withholding (and any other withholding payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from List-Stoll’s stock award; therefore, the number of shares deposited into List-Stoll’s account on the applicable vesting dates will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share). The administrative time it takes to complete these transactions may be up to 8 weeks.
List-Stoll’s deferral under the MSPP into Deferred Compensation Units (“DCUs”) will settle six months after February 28, 2015. Applicable tax withholding (and any other withholding payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from List-Stoll’s DCUs; therefore, the number of shares deposited into List-Stoll’s account on the settlement date will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share). The administrative time it takes to complete these transactions may be up to 8 weeks.

List-Stoll will forfeit all other unvested stock options, restricted stock, and restricted stock units on the Termination Date.
7.    In lieu of executive outplacement services, Kraft will provide a lump-sum payment to List-Stoll of fifteen thousand dollars ($15,000), less applicable deductions, to be paid within sixty (60) days after the Termination Date.
8.    List-Stoll agrees to fully cooperate with Kraft to promote a smooth transition and knowledge transfer, including making herself, her team, and any information related to her job duties available to Kraft and any potential successor to her role. List-Stoll further agrees to return all company property in her possession, including computer, documents, manuals, handbooks, notes, keys and any other articles she has used in the course of her employment, no later than the Termination Date.
9.    As consideration for Kraft’s payment to List-Stoll of the separation pay and other benefits provided for above, List-Stoll agrees that she will not engage in Prohibited Conduct from the date of this Agreement through May 31, 2016. Prohibited Conduct will be: (1) working for or providing services to, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner) for any person or entity that competes with Kraft in the consumer packaged food and beverage industry anywhere within North America (or with an entity that has a controlling equity interest or management control of any such company) without the written consent of Kraft’s Executive Vice President, Human Resources, or designee, such consent to be provided by Kraft in its sole and absolute discretion except that such consent shall not unreasonably be withheld; or (2) soliciting, directly or indirectly, any employee of Kraft to leave Kraft and to work for any other entity, whether as an employee, independent contractor or in any other capacity.
Nothing contained in this Paragraph 9 shall preclude List-Stoll from accepting employment with a company that provides consulting services whose existing clients include companies that compete with Kraft in the consumer packaged food and beverage industry anywhere within North America before May 31, 2016, so long as, in addition to honoring all other obligations under this Agreement, List-Stoll does not provide specific advice or services directly to any such company. It will not be a violation of this Agreement for List-Stoll to have people reporting to her who have responsibility for competing persons or entities so long as List-Stoll does not provide advice to such companies directly or in any way assist her direct reports, or anyone else, in performing services for these companies before May 31, 2016.
Should List-Stoll engage in Prohibited Conduct at any time through May 31, 2016, she will be obligated to pay back to Kraft all payments received pursuant to this Agreement, and Kraft will have no obligation to pay List-Stoll any payments that may be remaining due under this Agreement. This will be in addition to any other remedy that Kraft may have in respect of such Prohibited Conduct. Kraft and List-Stoll acknowledge and agree that Kraft will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 9, 10, 11, and 12 and agree that in the event such provisions are violated or breached, Kraft will be entitled to injunctive relief prohibiting any such violation or breach, and that such right to injunctive relief will be in addition to any other remedy which Kraft may be entitled.
10.    List-Stoll acknowledges that during the course of her employment with Kraft, she received “Confidential Information”, with Confidential Information meaning information that was: (i) disclosed to or known by List-Stoll as a consequence of or through her employment with Kraft; (ii) not publicly available and/or not generally known outside of Kraft; and (iii) that relates to the business and development of Kraft. Without in any way limiting the foregoing and by way of example, Confidential Information includes: all non-public information or trade secrets of Kraft or its affiliates that gives Kraft or its affiliates a competitive business advantage, the opportunity of obtaining such advantage or disclosure of which might be detrimental to the interests of Kraft or its affiliates; information regarding Kraft’s or its affiliates’ business operations, such as financial and sales data (including budgets, forecasts and historical financial data), operational information, plans and strategies; business and marketing strategies and plans for various products and services; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and Kraft files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. Confidential Information does not include any of List-Stoll’s expertise, experience, and knowledge gained throughout her career that falls outside of the three-pronged definition in the first sentence above. List-Stoll agrees that she will not communicate or disclose any Confidential Information to any third party, or use it for her own account, without the written consent of Kraft.
11.    List-Stoll agrees to keep the terms and substance of this Agreement confidential, and that she will not disclose the terms of this Agreement or matters out of which it arises to anyone, except her spouse, her financial advisors, her attorneys, or as may be required by law.
12.    List-Stoll agrees that, in discussing her relationship with Kraft and its affiliated and parent companies and their business and affairs, she will not disparage, discredit or otherwise treat in a detrimental manner Kraft, its affiliated and parent companies or their officers, directors and employees. Kraft agrees that neither Kraft nor any of the individuals who are members of the Kraft Leadership Team as of the date hereof (the “Kraft Covered Persons”) will disparage, discredit, or otherwise treat List-Stoll in a detrimental manner; provided however that statements by Kraft and the Kraft Covered Persons that are made in the ordinary course of communications for a public company, including but not limited to statements made to the SEC, investors and potential investors, bankers, financial analysts and the press shall not be deemed to violate this covenant.

13.    List-Stoll agrees to fully cooperate with Kraft and its affiliated and parent companies in litigation or potential litigation arising out of any matter in which she was involved during her employment and to make herself reasonably available as requested by Kraft or its affiliated and parent companies or their counsel, subject to List-Stoll’s other commitments. Kraft will reimburse List-Stoll for reasonable and appropriate business expenses incurred by List-Stoll in connection with such cooperation, including a reasonable hourly rate for her services.
14.    In the event either List-Stoll or Kraft contests the interpretation or application of any of the terms of this Agreement or any asserted breach of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures from a panel submitted by the AAA and the hearing shall be held in Chicago, Illinois. The arbitrator’s fees, expenses, and filing fees shall be borne equally by List-Stoll and Kraft. The arbitrator shall issue a written award which shall be final and binding upon the parties.
15.    It is the intention of List-Stoll and Kraft that this Agreement and the benefits paid pursuant to its terms be compliant with the provisions of Code Section 409A to the extent that the payments and benefits due under this Agreement are subject to Code Section 409A, and the terms of this Agreement shall be interpreted to comply with Code Section 409A. In the event that any compensation or benefits provided for by this Agreement or any related plans may result in penalties or accelerated recognition of taxable income under Code Section 409A, Kraft will, in agreement with List-Stoll, modify the Agreement in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A, or (ii) to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code, and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to be paid or benefits to be provided to List-Stoll pursuant to this Agreement or plans to which this Agreement refers. To the extent required in order to comply with Section 409A, amounts or benefits to be paid or provided to List-Stoll pursuant to this Agreement will be delayed to the first business day on which such amounts and benefits may be paid to List-Stoll in compliance with said Section 409A.

16.    List-Stoll is aware of her legal rights concerning her employment with and termination from Kraft. List-Stoll represents that she has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against Kraft based upon, or in any way related to, her employment with or termination from Kraft. List-Stoll further represents that she understands that the amounts paid under this Agreement constitute a full and complete satisfaction of any claims, asserted or unasserted, known or unknown, that she has or may have against Kraft or an affiliate. Accordingly, in exchange for the amounts paid under this Agreement, which List-Stoll acknowledges is greater than any payments and benefits that she would be entitled to receive absent this agreement, List-Stoll individually and on behalf of her spouse, heirs, successors, legal representatives and assigns hereby agrees not to sue or instigate any grievance, charge, action, or suit at law or in equity and unconditionally releases, dismisses, and forever discharges Kraft, including its predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, and all of their employee benefit plans, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, List-Stoll’s employment with or termination from Kraft or any of the Released Parties. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; all state and federal statutes and regulations; any other federal, state or local law; all oral or written contract rights, including any rights under any Kraft incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, tort, or for personal injury of any sort, or any other legal theory, whether legal or equitable (excepting those claims that cannot be waived by law). Notwithstanding the foregoing, this release does not include any right or claim arising after the effective date of this Agreement.

17.    By signing below, List-Stoll acknowledges that she has thoroughly read this Agreement and that she has full understanding and knowledge of its terms and conditions. She also acknowledges that she has been advised to consult an attorney prior to executing this Agreement and that she has up to 21 days to review this Agreement before signing it. List-Stoll understands that she may revoke this Agreement within 7 days after she signs it, in which case this Agreement will not go into effect and List-Stoll will not receive the payments or benefits that are being provided by this Agreement. List-Stoll also understands that if she does not revoke this Agreement within 7 days after she signs it, this Agreement will become complete, final and binding on List-Stoll and Kraft.

18.    If any part of this Agreement is held to be invalid or unenforceable, the remaining parts will remain fully enforceable. This Agreement will be governed by the laws of Illinois.

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/s/ Teri L. List-Stoll	Date:	March 4, 2015
Teri List-Stoll

/s/ Steven G. Stoll
Witness Signature and Date

Steven G. Stoll
Witness Print Name

ACCEPTED FOR KRAFT FOODS GROUP, INC.

By:	/s/ Jim Savina

Printed Name:	Jim Savina

Title:	VP, Assoc GC, and CCO

Date:	March 10, 2015

4813-3700-5602, v. 1